Exhibit 5.5

Reed Smith LLP Three Logan Square Suite 3100 1717 Arch Street Philadelphia, PA 19103 Tel +1 215 851 8100 Fax +1 215 851 1420 reedsmith.com

March 26, 2015

EnPro Industries, Inc.

5605 Carnegie Boulevard, Suite 500

Charlotte, North Carolina 28209

Re:	Registration statement on Form S-4 of EnPro Industries, Inc. and the guarantors listed therein relating to the exchange offer for $300,000,000 aggregate principal amount of 5.875% Senior Notes due 2022

Ladies and Gentlemen:

We have served as special Pennsylvania counsel to Coltec Industries Inc, a Pennsylvania corporation (the “Company”), in connection with certain matters relating to the preparation and filing with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”) on or about March XX, 2015, of the registration statement on Form S-4 (the “Registration Statement”) of EnPro Industries, Inc. (the “Issuer”) and certain of its subsidiaries, including the Company as a guarantor, with respect to the Issuer’s offer to exchange (the “Exchange Offer”) up to $300,000,000 aggregate principal amount of its 5.875% Senior Notes due 2022 registered under the Securities Act (the “New Notes”) for and in replacement of the Issuer’s existing, unregistered 5.875% Senior Notes due 2022, of which we understand $300,000,000 in aggregate principal amount is outstanding (the “Old Notes”). The New Notes are to be issued pursuant to the Indenture dated as of September 16, 2014 (as may be amended or supplemented from time to time, the “Indenture”) by and among the Issuer, the Company as a guarantor, certain other subsidiaries of the Issuer and U.S. Bank National Association, as trustee (the “Trustee”). This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K promulgated under the Securities Act.

In rendering the opinions expressed herein, we have reviewed such matters of law and examined original or copies certified or otherwise identified to our satisfaction, of the organizational and governing documents of the Company, as amended to the date hereof, resolutions of the Board of Directors of the Company, the Registration Statement, an executed copy of the Indenture, and such other documents, records, agreements and certificates as we have deemed necessary as a basis for the opinions expressed herein.

As to various questions of fact material to our opinion, we have, without independent investigation, relied upon, and assumed the accuracy of, the certificates, statements, information and/or representations and warranties contained in the Indenture or provided by the Company and we have no Knowledge that any such certificates, statements, information and/or representations are not correct. As used herein, “Knowledge” or “best of our Knowledge” means conscious awareness of facts by attorneys in our firm working on the transactions contemplated by the Registration Statement, without any search of court dockets or any other independent investigation.

NEW YORK ¿ LONDON ¿ HONG KONG ¿ CHICAGO ¿ WASHINGTON, D.C. ¿ BEIJING ¿ PARIS ¿ LOS ANGELES ¿ SAN FRANCISCO ¿ PHILADELPHIA ¿ SHANGHAI ¿ PITTSBURGH ¿ HOUSTON ¿ SINGAPORE ¿ MUNICH ¿ ABU DHABI ¿ PRINCETON ¿ NORTHERN VIRGINIA ¿ WILMINGTON ¿ SILICON VALLEY ¿ DUBAI ¿ CENTURY CITY ¿ RICHMOND ¿ ATHENS ¿KAZAKHSTAN

March 26, 2015 Page 2

In such review, we have assumed the genuineness of all signatures, the capacity of all natural persons, the authenticity of all documents and certificates submitted to us as originals or duplicate originals, the conformity to original documents and certificates of the documents and certificates submitted to us as certified, photostatic, conformed, electronic or facsimile copies, the authenticity of the originals of such latter documents and certificates, the accuracy and completeness of all statements contained in all such documents and certificates, and the integrity and completeness of the minute books and records of the Company to the date hereof. As to all questions of fact material to the opinions expressed herein that have not been independently established, we have relied, without investigation or analysis of any underlying data, upon certificates and statements of public officials and representatives of the Company.

In rendering the opinions set forth below, we have also assumed that prior to the issuance of any of the New Notes pursuant to the Exchange Offers, the Registration Statement, as may then be amended, will have become effective under the Securities Act and such effectiveness shall not have been terminated or rescinded and the Indenture shall have been qualified pursuant to the Trust Indenture Act of 1939, as amended. No opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement and the prospectus contained in the Registration Statement, other than as expressly set forth herein.

Based upon the foregoing, and subject to the limitations and qualifications expressed herein, we are of the opinion that:

(1)	The Company has been duly incorporated and is validly subsisting under the laws of the Commonwealth of Pennsylvania.

(2)	The Company has the corporate power to enter into and perform its obligations under the Indenture.

(3)	The Indenture has been duly authorized, executed and delivered by the Company.

The foregoing opinions are limited to the laws of the Commonwealth of Pennsylvania, and we are expressing no opinion as to the effect of the laws of other jurisdictions. Furthermore, with your consent and permission we have made no independent examination of the affairs of the Company or of any other instruments, agreements or documentation not expressly specified herein to which the Company may be subject and have made no special investigation or review of any of the laws, rules or regulations, judgments, decrees, franchises, certificates, permits or the like applicable to the Company.

This opinion is limited to the matters stated herein, and no opinion is implied or may be inferred beyond the matters expressly stated herein; and our opinions expressed herein must be read in conjunction with the assumptions, limitations, exceptions and qualifications set forth in this opinion letter.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the caption “Legal Matters” in the prospectus that is included in the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Reed Smith, LLP

REED SMITH, LLP

LLL/TPM//PDG

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